Exhibit 99.1

DCP Midstream Partners Completes Dropdown of Interests in Mont Belvieu Fractionators from DCP Midstream LLC

Company Release - 07/02/2012 17:24

DENVER—(BUSINESS WIRE)— DCP Midstream Partners, LP (NYSE: DPM), or the Partnership, announced today it has completed the previously announced $200 million dropdown of minority interests in two non-operated Mont Belvieu fractionators from the owner of its general partner, DCP Midstream, LLC. This transaction, which is subject to certain customary working capital and other purchase price adjustments, was financed at closing through borrowings under a term loan and the issuance of 1,536,098 DPM common units to DCP Midstream, LLC.

“We remain committed to expand and diversify our business portfolio,” said Mark Borer, president and chief executive officer of the Partnership. “The completion of this immediately accretive transaction will provide significant fee-based margins and will support our previously announced distribution growth target for 2012 of 6 to 8 percent.”

The minority ownership interests in two non-operated Mont Belvieu fractionators include:

1. A 12.5 percent interest in the Enterprise fractionator (“EPC”), which is operated by Enterprise Products Partners L.P. (NYSE: EPD). EPD owns a 75 percent interest in EPC and Phillips 66 (NYSE: PSX) owns the remaining 12.5 percent interest.

2. A 20 percent ownership interest in the Mont Belvieu 1 fractionator (“MB1”), which is operated by ONEOK Partners, L.P. (NYSE: OKS). OKS owns the remaining 80 percent interest in MB1.

In order to fund a portion of the dropdown transaction, the Partnership entered into a $140 million term loan, which will mature on July 2, 2014. The lenders under the term loan are SunTrust Bank, JPMorgan Chase Bank, N.A., and The Bank of Tokyo-Mitsubishi UFJ, Ltd.

DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership engaged in the business of gathering, compressing, treating, processing, transporting, storing and selling natural gas; producing, fractionating, transporting, storing and selling NGLs and condensate; and transporting, storing and selling propane in wholesale markets. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LLC, which is wholly owned by DCP Midstream, LLC, a joint venture between Spectra Energy and Phillips 66. For more information, visit the DCP Midstream Partners, LP website at www.dcppartners.com

DCP Midstream Partners

Media and Investor Relations Contact:

Jonni Anwar, 303-605-1868

or

24-Hour: 303-887-5419

www.dcppartners.com

Source: DCP Midstream Partners